COUNTRY OF (Chile)

CITY OF (Santiago)

I, **Michael Grasty Cousiño**, being duly sworn, depose and say that this affidavit has been written by or under my direction; that the substance and the language have been supplied by me and not by any other person; that it has been carefully read by me, and that the hereby declared is true to my own knowledge.

1. Lustros Chile SpA is a wholly owned subsidiary of Lustros Inc.
2. Sulfatos Chile S.A. (the "Company") is owned by Lustros Chile SpA and Minera Anica Limitada in the following shares:
    a. Lustros Chile SpA 60%
    b. Minera Anica Limitada 40%
3. Sulfatos Chile SpA terminated Mr. Daniel Galleguillos as General Manager of the Company on October 2013.
4. Mr. Daniel Galleguillos, who represents Minera Anica Limitada's interest in the Company, contested his termination.
5. New management has been put in place for both Sulfatos Chile SpA and Lustros Chile with Lustros Chile now in control of Sulfatos Chile SpA. And as stated above, Lustros Chile is a wholly owned subsidiary of Lustros Inc.
6. Lustros Chile SpA and Minera Anica Limitada have referred to arbitration in order to resolve their corporate disputes in Sulfatos Chile SpA.
7. Mr. Daniel Galleguillos, former General Manager of Sulfatos Chile S.A. keeps to this date the financial books and records of Sulfatos Chile SpA and Mineraltus S.A., a wholly owned subsidiary of Lustros Inc. which has made it very difficult to prepare the financial statements for the Company.
8. The administration of Lustros Chile SpA and Lustros Inc. has given powers of attorney to the undersigned to recover the financial books and records of Sulfatos Chile SpA and Mineraltus S.A. for the year 2013.
9. The Law Firm in which the undersigned is partner has been able to file a formal petition before the arbitrator to the corporate dispute between Lustros Chile SpA and Minera Anica

Limitada, Mr. Mauricio Izquierdo Páez, asking for the copies of the financial books and records of Sulfatos Chile SpA and Mineraltus S.A. for the year 2013.

10. The Law Firm in which the undersigned is partner held a meeting with Mr. Daniel Galleguillos and formally requested him to hand out the financial books and records of Sulfatos Chile SpA and Mineraltus S.A. for the year 2013.
11. Sulfatos Chile SpA engaged Green Circle Accountants in January of 2014 to reconstruct the financial information for Sulfatos Chile SpA and Mineraltus S.A. Green Circle has been contracted by Sulfatos Chile SpA to maintain its financial records going forward.
12. Accounting information is being prepared by Green Circle Accountants to meet Generally Accepted Accounting Principles standards. Such information is being translated into English and will be provided to Lustros for consolidation and audit no later than Friday, April 18th. The audit is expected to take an additional 30 – 45 days at which time the financial information of the Company will be available for reporting.

Santiago, Chile. April 11th, 2014.

Michael Grasty Cousiño
Grasty Quintana Majlis & Cia
Attorneys at law